Exhibit 99.1

LKQ Corporation Agrees in Principle to Acquire Five Netherlands-Based Distributors

Chicago, IL (April 15, 2014) - LKQ Corporation (Nasdaq:LKQ) announced that it has signed letters of intent to acquire five Netherlands companies, all of which are customers of and currently serve as distributors for LKQ’s Netherlands subsidiary, Sator Holding B.V. The companies are Rijsbergen Holding B.V., Pala Holding, B.V., Primaparts Automaterialen B.V., BOAC Automotive B.V. and VEAM B.V. Our preliminary estimate of the aggregate annual revenue of the five companies (after netting existing sales among the companies and Sator) is approximately $180 million. LKQ is targeting the completion of the transactions in the second or third quarter of 2014.

The transactions are subject to, among other conditions, negotiation by the parties of definitive agreements and authorization under the Dutch merger control procedure. There are no assurances that definitive terms will be reached, that Dutch merger control authorization will be obtained or that all or any of these transactions will otherwise be completed.

About LKQ Corporation

LKQ Corporation (www.lkqcorp.com) is North America’s largest provider of alternative collision parts, and a leading provider of recycled and remanufactured mechanical parts including engines and transmissions, all in connection with the repair of automobiles and other vehicles. LKQ is also a leading distributor and marketer of specialty aftermarket equipment and accessories in North America. LKQ also has operations in the United Kingdom, the Netherlands, Taiwan, Belgium and France. LKQ operates more than 570 facilities, offering its customers a broad range of replacement systems, components, equipment, and parts to repair and accessorize automobiles, trucks, recreational and performance vehicles.

Joseph P. Boutross-LKQ Corporation
Director, Investor Relations
(312) 621-2793
jpboutross@lkqcorp.com